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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13d-1(b)(c), and (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 10 )
                                             --

                              Instron Corporation
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                                (Name of Issuer)

                                  Common Stock
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                          (Title Class of Securities)

                                  457776-10-2
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                                 (CUSIP Number)

                               December 31, 1998
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ] Rule 13d-1(b)
                               [ ] Rule 13d-1(c)
                               [X] Rule 13d-1(d)
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---------------------------                          ---------------------------
  CUSIP NO.  457776-10-2          SCHEDULE 13G        Page  2  of  5 Pages
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1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Harold Hindman
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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                        (b) [ ]
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3.      SEC USE ONLY

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4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                         5.       SOLE VOTING POWER

                                  531,354
  NUMBER OF              -------------------------------------------------------
   SHARES                6.       SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                        0
    EACH                 -------------------------------------------------------
 REPORTING               7.       SOLE DISPOSITIVE POWER
  PERSON
   WITH:                          531,354
                         -------------------------------------------------------
                         8.       SHARED DISPOSITIVE POWER

                                  0
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9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        531,354
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10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [X]
        Excludes 60,863 shares held by Evelyn C. Hindman, Mr. Hindman's wife, as to which shares Mr. Hindman disclaims beneficial ownership.
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        7.7% (Based upon Instron's report of 6,943,706 shares issued and outstanding as of the date December 31, 1998.)
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12.     TYPE OF REPORTING PERSON*

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                           STATEMENT ON SCHEDULE 13G

Item 1(a).     NAME OF ISSUER

               Instron Corporation

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               100 Royall Street
               Canton, Massachusetts 02021

Item 2(a).     NAMES OF PERSON FILING:

               Harold Hindman

Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               100 Royall Street
               Canton, Massachusetts 02021

Item 2(c).     CITIZENSHIP:

               United States

Item 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, $1 Par Value

Item 2(e).     CUSIP NUMBER:

               457776-10-2

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable


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                                                       Page 4 of 5 Pages


Item 4.        OWNERSHIP

               (a) Amount Beneficially Owned: 531,354

               (b) Percent of Class: 7.7%

               (c) Number of shares as to which such person has:

                    (i)    sole power to vote or to direct the vote:     531,354

                    (ii)   shared power to vote or to direct the vote:         0

                    (iii)  sole power to dispose or to direct the disposition
                           of:                                           531,354

                    (iv)   shared power to dispose or to direct the disposition
                           of:                                                 0

Item 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not Applicable

Item 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not Applicable

Item 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not Applicable

Item 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not Applicable

Item 10.       CERTIFICATION:

               Not Applicable

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                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999
       --------------------------

                                                  /s/ Harold Hindman
                                                  ----------------------------
                                                      Harold Hindman